Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Greg S. Lea
Argot Partners	Chief Financial Officer
(917) 763-8106	EnteroMedics Inc.
eliza@argotpartners.com	(651) 634-3003
glea@enteromedics.com

EnteroMedics Announces Appointment of Gary Blackford to its Board of Directors

ST. PAUL, Minnesota, August 17, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases, and other gastrointestinal disorders, today announced the appointment of Gary Blackford to its Board of Directors, effective August 16, 2016. The Company also announced that Anthony Jansz will step down from the Board effective August 16, 2016.

“On behalf of the Board of Directors, I would like to thank Mr. Jansz for his contribution and service to the company. We wish him well in his future endeavors,” said Mark Knudson, PhD, Chairman of the Board of EnteroMedics. “We are extremely fortunate to have Mr. Blackford join our Board at such an important time for the company. His insight and guidance will be invaluable as we continue to work towards our goals of expanding vBloc usage and obtaining broad reimbursement coverage.”

Mr. Blackford brings to EnteroMedics over 30 years of executive experience in the healthcare industry, having most recently served as Chief Executive Officer of Universal Hospital Services Inc., a nationwide provider of medical equipment management and service solutions for the healthcare industry, from 2002 to 2015. Prior to Universal Hospital Services, Inc., from 2001-2002, Mr. Blackford was Chief Executive Officer of Curative Health Services, Inc., a specialty healthcare services and pharmacy distribution company. From 1994 to 1998, Mr. Blackford served in executive roles at pharmacy benefit management companies including Medintell Systems Corporation and ValueRx (acquired by Express Scripts). He currently serves as a member of the board of directors for Wright Medical Group N.V., Halyard Health, Inc. and PipelineRx.

“vBloc Therapy has demonstrated a great potential to play a crucial role within the obesity treatment paradigm,” said Mr. Blackford. “I am delighted to join the EnteroMedics Board, and look forward to helping the company achieve its long-term goals.”

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval and CE Mark approval.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to regain and then maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.